As filed with the Securities and Exchange Commission on March 5, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GORMAN-RUPP COMPANY

(Exact name of Registrant as specified in its Charter)

OHIO	34-0253990
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 South Airport Road, Mansfield, Ohio 44903

(Address of principal executive offices, including zip code)

THE GORMAN-RUPP COMPANY EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Brigette A. Burnell, Vice President, General Counsel and Secretary

The Gorman-Rupp Company

600 South Airport Road, Mansfield Ohio 44903

(419) 755-1011

(Name, address and telephone number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value	250,000	$34.20	$8,550,000	$1,036.26

1)

Pursuant to Rule 416(a)-(b) under the Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereunder may be increased from time to time in order to prevent dilution resulting from any stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

2)

The registration fee has been calculated, and the offering price estimated, in accordance with Rules 457(c) and (h) under the Securities Act upon the basis of the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange on February 27, 2019, which was $34.20 per Common Share.

Explanatory Note

The Gorman-Rupp Company (the “Company”) previously filed registration statements on Form S-8 registering its Common Shares, without par value, that may be offered under The Gorman-Rupp Company Employee Stock Purchase Plan (as amended and/or restated to date, the “Plan”) from time to time. The most recent such prior registration statement is File No. 333-187048 filed on March 5, 2013 covering 250,000 shares. The Company is filing this registration statement to register 250,000 additional Common Shares that may be offered under the Plan from time to time.

It is not presently anticipated that either treasury shares or original issue shares of the Company will be issued under the Plan, and therefore no such shares are hereby registered. The Company contemplates that the Plan trustee will purchase Common Shares for the accounts of the participants on the open market or otherwise from sources other than the Company. The number of shares registered hereunder represents the estimated maximum number of presently outstanding Common Shares that could be purchased under the Plan with employee and Company contributions based upon the closing price of Common Shares of $34.42 on the New York Stock Exchange on February 27, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Plan, pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference in this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	The Company’s Current Report on Form 8-K filed on January 25, 2019; and

•

The description of the Company’s Common Shares contained in the Registration Statement on Form 8-A filed on October 1, 1971 (File No. 1-06747) and any amendments or reports filed for the purpose of updating that description;

other than the portions of such documents that, by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents, other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code sets forth the conditions and limitations governing a corporation’s indemnification of officers, directors and other persons. Section 1701.13(E) provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13(E) on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the court of common pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper.

Moreover, Section 1701.13(E) provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13(E) establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13(E) is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any articles, regulations, agreement, vote of shareholders or disinterested directors or otherwise.

The general effect of Article IV of the Company’s Regulations is to provide for the indemnification of its directors, officers and employees to the full extent permitted by applicable law, on terms generally consistent with the statutory authority in Section 1701.13(E) of the Ohio Revised Code. Article IV of the Company’s Regulations further provides that such indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled, including under the Company’s Articles of Incorporation or any agreement, vote of shareholders or disinterested directors or otherwise.

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with each present director and such officers of the Company and its subsidiaries as have been designated by the Board of Directors and expects to enter into similar agreements with its directors and certain officers elected or appointed in the future at the time of their election or appointment. The effect of the Indemnification Agreements is to provide for mandatory indemnification of an officer or director of the Company, or of an individual who serves at the request of the Company as an officer, director, member, manager, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, if the individual meets certain standards of conduct required by the Indemnification Agreements. The Indemnification Agreements provide indemnification to an individual who was or is a party to any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, including those made, instituted or conducted by the Company. The Indemnification Agreements also contemplate indemnification in connection with arbitrative, administrative and investigative proceedings as well as criminal and civil claims, demands, actions, suits or proceedings.

The Company also maintains insurance covering certain liabilities of the directors and officers of the Company and its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

No original issue Common Shares of the Company are hereby registered. In accordance with Item 8(a) of Form S-8, therefore, no opinion as to the legality of the shares is included in this filing.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4(a)	The Company’s Amended Articles of Incorporation, as amended (incorporated herein by this reference from Exhibit (3)(4)(a) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015) (File No. 001-06747)

4(b)	The Company’s Regulations, as amended (incorporated herein by this reference from Exhibit (3)(ii)(4) of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015) (File No. 001-06747)

4(c)	The Gorman-Rupp Company Employee Stock Purchase Plan, as amended and restated as of July 1, 1995.

23	Consent of Ernst & Young LLP

24	Power of Attorney of Directors and Officers

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, State of Ohio, on this 5th day of March, 2019.

THE GORMAN-RUPP COMPANY

By:	/s/ BRIGETTE A. BURNELL
Brigette A. Burnell, Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on March 5, 2019.

Signature	Title

* JEFFREY S. GORMAN	President and Chief Executive Officer and Director (Principal Executive Officer)
Jeffrey S. Gorman

*JAMES C. KERR	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
James C. Kerr

*JAMES C. GORMAN	Director
James C. Gorman

*M. ANN HARLAN	Director
M. Ann Harlan

*THOMAS E. HOAGLIN	Director
Thomas E. Hoaglin

*CHRISTOPHER H. LAKE	Director
Christopher H. Lake

*KENNETH R. REYNOLDS	Director
Kenneth R. Reynolds

*RICK R. TAYLOR	Director
Rick R. Taylor

*W. WAYNE WALSTON	Director
W. Wayne Walston

*

The undersigned, by signing her name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the Registrant and by the above-named officers and directors of the Registrant and filed with the Securities and Exchange Commission on behalf of such Registrant, officers and directors.

March 5, 2019

By:	/s/ BRIGETTE A. BURNELL
Brigette A. Burnell
Attorney-in-Fact